Exhibit 99.1

ETRN Closes EQM Incentive Distribution Rights Transaction

PITTSBURGH, PA (February 22, 2019) — Equitrans Midstream Corporation (NYSE: ETRN), EQM Midstream Partners, LP (NYSE: EQM), and certain of their affiliates have closed the previously announced transaction to exchange and eliminate the EQM Incentive Distribution Rights (IDRs) and restructure the economic general partner interest in EQM. As part of the transaction, the IDRs and economic general partner interest in EQM were canceled in exchange for 80 million newly issued EQM common units and 7 million newly issued EQM Class B units, both of which represent limited partner interests in EQM, and ETRN retained a non-economic general partner interest in EQM.

ETRN now owns approximately 60% of the limited partner interest in EQM, which includes 117.2 million EQM common units and 7 million EQM Class B units.

The EQM Class B units are not entitled to receive cash distributions from EQM until they become convertible into EQM common units. At the holder’s option, the Class B units will be convertible into EQM common units in three tranches: 2.5 million units convertible on April 1, 2021; 2.5 million units convertible on April 1, 2022; and 2 million units convertible on April 1, 2023.

About Equitrans Midstream Corporation

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work. ETRN owns the non-economic general partner interest and an approximate 60% limited partner interest in EQM.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com

About EQM Midstream Partners

EQM Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed to own, operate, acquire, and develop midstream assets in the Appalachian Basin. As one of the largest gatherers of natural gas in the United States, EQM provides midstream services to producers, utilities, and other customers through its strategically located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and approximately 2,200 miles of high- and low-pressure gathering lines.

For more information on EQM Midstream Partners, LP, visit www.eqm-midstreampartners.com

Analyst/Investor inquiries:

Nate Tetlow — Vice President, Corporate Development and Investor Relations

412-553-5834

ntetlow@equitransmidstream.com

Media inquiries:

Natalie A. Cox — Director, Corporate Communications

412-395-3941

ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation